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                            FORM N-14, ITEM 16(17)(a)
                       FORM OF GROUP CONTRACT ENDORSEMENT
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                                   ENDORSEMENT
                                     TO THE
               AMERICAN UNITED LIFE POOLED EQUITY FUND B CONTRACTS
           [INCLUDING GROUP ANNUITY CONTRACT [GAXXXXX] (THIS CONTRACT)
                                    ISSUED BY
                  AMERICAN UNITED LIFE INSURANCE COMPANY (AUL)
                      TO [ABC, INC.] (THE CONTRACTHOLDER)]

This Endorsement applies to any form of group annuity contract issued by AUL in which funds may be invested in American United Life Pooled Equity Fund B (Fund
B). This Endorsement is made to implement the Plan of Reorganization which was approved by Participants at a Special Meeting of Participants held on February 2, 2004. The Proxy Statement/Prospectus describing the reorganization was filed with the Securities and Exchange Commission on October 1, 2003, and became effective on November 30, 2003.

When used in this Endorsement, "we," "us," or "our" refer to AUL and "you" or "your" refer to the Contractholder.

The American United Life Pooled Equity Fund B Contracts, including this Contract, are hereby amended as follows, effective [insert the Reorganization Date]:

By deleting any definition of "Pooled Equity Fund B" or "Fund B," by adding the following definition of "Investment Account," and by replacing any references to "Pooled Equity Fund B" or "Fund B" throughout this Contract with the term "the Investment Account":

     "Investment Account" means that distinct portfolio established within our Variable Account, for which all amounts allocated are invested in Class O shares of the OneAmerica Value Portfolio ("Value Portfolio"), a series of OneAmerica Funds, Inc., an open-end management investment company registered as such under the Investment Company Act of 1940. Our Variable Account is a separate account we maintain under Indiana law which is called the AUL American Unit Trust and which is registered under the Investment Company Act of 1940 as a unit investment trust.

By adding the following definitions:

     The "Accumulation Unit" and the "Annuity Unit" are valuation devices used to measure increases and decreases in the value of the Investment Account.

     The "Gross Investment Rate" for each Valuation Period is equal to (1) the investment income and capital gains and losses for that Valuation Period (whether realized or unrealized) on the assets of the Investment Account less a deduction for any applicable taxes and less expenses of the Investment Account which are not our contractual liability divided by (2) the value of such assets of the Investment Account at the beginning of that Valuation Period. This Gross Investment Rate may be either positive or negative.

     The  "Net  Investment  Factor"  for  each  Valuation  Period  is the sum of
     1.000000 plus the Net Investment Rate for that Valuation Period.

     The "Net Investment Rate" for each Valuation Period is equal to the Gross Investment Rate expressed in decimal form to six places less a deduction for each calendar day in the Valuation Period. This deduction reflects the current fee payable to us for our mortality risk and expense guarantees and our investment management services, and is equal to [1.20% minus the current Section 2 Value Portfolio operating expense ratio (determined semiannually)]/365.

And by substituting the following Article in lieu of the corresponding valuation provisions in this Contract:

                         VALUATION OF INVESTMENT ACCOUNT


Section 1. Operation of Investment Account: All income, gains, or losses, realized or unrealized, from assets held in the Investment Account are credited to or charged against the Investment Account without regard to our other income, gains, or losses. Investment Account assets are not chargeable with liabilities arising out of any other business we may conduct.

Section 2. Valuation of Value Portfolio: The current report or prospectus for the Value Portfolio describes how its assets are valued, and includes a description of a current charge for the investment advisory fees and the operational, organizational, and other expenses of the Value Portfolio. Periodically, this charge will change to reflect changes in the related expenses and other factors. Any such change in this charge will be effective without prior written notice. Copies of the prospectuses or reports of the Value Portfolio are made available to Participants as required under SEC rules.

Section 3. Accumulation Units: We credit amounts allocated to the Investment Account in Accumulation Units. The Accumulation Unit value used is the one for the Valuation Period when we allocate the amount to the Investment Account.

Section 4. Accumulation Unit Value: The value of an Accumulation Unit for any Valuation Period reflects the Section 1 income, gains, and losses, the Value Portfolio operating expenses described in Section 2, and the Section 6 mortality and expense risk charge. We determine the Accumulation Unit value before giving effect to any additions, withdrawals, or transfers in the current Valuation Period.

Section 5. Valuing a Participant's Individual Account: We determine the value of a Participant's Individual Account by multiplying the Accumulation Units in a Participant's Individual Account by the Accumulation Unit value. The Accumulation Unit value of the Investment Account may change at the end of each Valuation Period.

Section 6. Mortality and Expense Risk Charge: Under Section 4, the Accumulation Unit values of the Investment Account reflect the daily equivalent of an annual mortality and expense risk charge that will not exceed the difference between 1.20% and the Section 2 Value Portfolio operating expense ratio (determined semiannually).

Section 7. Annuity Unit Value: The value of an Annuity Unit was initially established at $1.000000. The value of an Annuity Unit for the Investment Account at the end of any Valuation Period thereafter is determined by multiplying the Annuity Unit value at the end of the immediately preceding Valuation Period by 0.9999058 for each calendar day in the specific Valuation Period and by the Net Investment Factor for the specific Valuation Period.

Except as modified by this Endorsement, this Contract continues in full force and effect in accordance with its terms.




                                       AMERICAN UNITED LIFE INSURANCE COMPANY(R)
                                       By /s/ Jerry D. Semler

                                       [Chairman of the Board  & Chief Executive
                                        Officer]

                                       Attest

                                       /s/ Thomas M. Zurek

                                       [Secretary]